UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2026

LONDAX CORP.
.(Exact name of registrant as specified in its charter)

Wyoming	333-274140	35-2807931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 E. Fifth Street, Suite 1900 Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (513) 766-9313

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
N/A	N/A	NA

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT

On July 13, 2026 (the “Effective Date”), Alpha Investment Inc. (“Alpha”) consummated the acquisition of an aggregate of 2,002,035 shares of the Company’s common stock pursuant to a series of Stock Purchase Agreements entered into with Giorgi Loloshvili, the Company’s former sole officer, sole director, and principal shareholder, together with certain minority shareholders.

The aggregate purchase price for the shares was paid entirely in cash through a series of installment payments beginning on March 9, 2026, with the final cash payment made on July 13, 2026. Upon receipt of the final payment and completion of the transaction, the acquisition closed on the Effective Date.

Immediately following the closing, Alpha beneficially owned approximately 90% of the Company’s issued and outstanding common stock. As a result of such ownership, Alpha obtained the ability to control the election of the Company’s Board of Directors and the outcome of substantially all matters submitted to the Company’s stockholders for approval.

In anticipation of the closing of the Stock Purchase Agreements and to facilitate an orderly transition of management, effective June 29, 2026, Giorgi Loloshvili resigned as the Company's sole officer and sole director, and Jon S. Cummings IV was appointed Chief Executive Officer, Treasurer, Secretary, and sole Director of the Company. Although these management changes became effective on June 29, 2026, they were made pursuant to and in furtherance of the Stock Purchase Agreements and were contingent upon the consummation of the change-of-control transaction, which became effective upon the closing on July 13, 2026.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

The information set forth under Item 5.01 is incorporated herein by reference.

Effective July 13, 2026, simultaneously with the consummation of the change in control transaction described in Item 5.01, Jon S. Cummings IV was appointed Chief Executive Officer, Treasurer, Secretary, and sole Director of the Company.

Mr. Cummings, age 57, currently serves as Chairman and Chief Executive Officer of Alpha Investment Inc., a publicly traded company engaged in structured finance, commercial real estate finance, and capital markets activities. Since September 2025, he has been responsible for Alpha’s corporate management, strategic planning, regulatory reporting, financing activities, and capital markets initiatives.

Mr. Cummings is also the founder, Chairman, and Chief Executive Officer of Omega Commercial Finance Corporation, which he established in 2008. During his tenure, he has overseen commercial lending, structured finance transactions, mergers and acquisitions, and public company operations.

Prior to founding Omega Commercial Finance Corporation, Mr. Cummings spent approximately seventeen years in commercial construction management, where he held leadership positions involving project management, commercial real estate development, financing coordination, and construction operations.

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The Company believes that Mr. Cummings’ extensive executive leadership, public company management, structured finance, and capital markets experience qualifies him to serve as a director and executive officer of the Company.

At the time of his appointment, Mr. Cummings had not entered into any compensatory plan, contract, or arrangement with the Company in connection with his appointment as an executive officer or director.

Mr. Cummings has no family relationship with any director or executive officer of the Company and is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

ITEM 8.01. OTHER EVENTS

Change of Principal Executive Offices

Effective July 13, 2026, the Company relocated its principal executive offices and the location of its corporate books and records from:

Yiangou Potamiti 27
Limassol, Cyprus 3010

to:

201 East Fifth Street, Suite 1900
Cincinnati, Ohio 45202.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Londax Corp.

Date: July 17, 2026	By:	/s/ Jon S. Cummings IV
Jon S. Cummings IV
Chief Executive Officer, Treasurer, Secretary, and Director

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